MANAGEMENT AGREEMENT


    THIS AGREEMENT, dated as of June 19, 1995, by and between TIS MORTGAGE INVESTMENT COMPANY, a Maryland corporation (the "Company"), and TIS FINANCIAL SERVICES, INC., a Delaware corporation (the "Manager").

                           W I T N E S S E T H:

    WHEREAS, the Company intends to acquire and hold real estate and Mortgage Assets and expects to qualify for the tax benefits accorded by Sections 856 through 860 of the Internal Revenue Code of 1986; and

    WHEREAS, the Company desires to retain the Manager to manage the investments of the Company and to perform administrative services for the Company in the manner and on the terms set forth herein;

    NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

    SECTION 1. Definitions. Capitalized terms used herein shall have the respective meanings assigned them below,

     (a) "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, director, employee, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or of which the specified Person is an officer, director, employee, partner or trustee of or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of 5% or more of any class of equity securities issued by the specified Person, or any Person 5% or more of whose equity securities are, directly or indirectly, beneficially owned by such other Person, and
(iv) any Person that has a material business or professional relationship with the specified Person, provided, however, that a Person shall not be deemed to be an Affiliate of the Manager or of any Person which is an Affiliate of the Manager solely by reason of serving as a director of one or more investment companies of which the Manager or an Affiliate of the Manager serves as investment advisor or in any other capacity;

     (b) "Affiliated Issuer" means any Person that issues Structured Securities and which is organized by or on behalf of the Company;

     (c) "Average Invested Assets" for any period means the average of the aggregate book value of the consolidated assets of the Company, its trusts and subsidiaries, before reserves for depreciation or bad debts or other similar non-cash reserves, less the book value of the issued and outstanding Structured Securities of the Company, its trusts and subsidiaries, computed by taking the average of such values at the end of each month during such period;

     (d)  "Board of Directors" means the Board of Directors of the Company;

     (e) "FHLMC" or "Freddie Mac" means the Federal Home Loan Mortgage Corporation, a corporation organized and existing under the laws of the United States, or any successor or assign or any resulting, surviving or transferee entity;

     (f) "FNMA" means the Federal National Mortgage Association, a corporation organized and existing under the laws of the United States, or any successor or assign or any resulting, surviving or transferee entity;

     (g) "FNMA Certificate" means a FNMA mortgage pass-through certificate;

     (h) "Freddie Mac Certificate" means a Freddie Mac mortgage participation certificate;

     (i) "GNMA" means the Government National Mortgage Association or any successor or assign or any resulting, surviving or transferee entity;

     (i) "GNMA Certificate" means a fully-modified pass-through mortgage-backed certificate guaranteed by GNMA;

     (k) "Mortgage Assets" means, collectively, Mortgage Instruments, Residual Interests and Structured Securities;

     (1) "Mortgage Certificates" means, collectively (i) GNMA Certificates,
(ii) Freddie Mac Certificates, (iii) FNMA Certificates and (iv) Structured Securities;

     (m) "Mortgage Instruments" means, collectively, Mortgage Certificates and Mortgage Loans;

     (n) "Mortgage Loans" means, collectively, (i) mortgage loans which comply with the requirements for inclusion in a guaranty program sponsored by either FNMA, Freddie Mac or GNMA, and (ii) mortgage loans which are in conformance with the investment criteria and policies adopted by the Board of Directors and which meet the requirements of the guaranty programs of any of FNMA, FHLMC or GNMA, except for the requirements with respect to the maximum original outstanding principal amounts of such mortgage loans and such other particular requirements of such programs identified by the Board of Directors;

     (o) "Person" means a natural person, corporation, partnership, association, trust (including any beneficiary thereof), company, joint venture, joint stock company, unincorporated organization or other entity;

     (p) "Residual Interests" means residual interests in Structured Securities that entitle the holder to receive net income from the collateral pledged to secure such securities;

     (q) "Securities Administration Services" means the services provided by the Manager pursuant to Section 2 (n) hereof;

     (r) "Securities Issuance Services" means the services provided by the Manager pursuant to Section 2 (m) hereof;

     (s) "Series of Structured Securities" means a separate series of Structured Securities issued or caused to be issued by the Company or an Affiliated Issuer pursuant to an indenture or other agreement;

     (t) "Structured Securities" means, collectively, collateralized mortgage obligations, mortgage-collateralized securities and mortgage pass-through securities;

     (u) "Total Return" means the sum of (i) the dividends and distributions declared by the Board of Directors during a calendar year that are payable to holders of shares of common stock of the Company plus
(ii) the total shareholders' equity as reported on the audited consolidated balance sheet of the Company at the end of the year less the total shareholders' equity as reported on the audited consolidated balance sheet of the Company at the end of the preceding year, which sum shall be divided by the weighted average number of shares of common stock of the Company that were outstanding during the year; and

     (v) "Unaffiliated Directors" means those members of the Board of Directors who (i) are not Affiliates of the Manager or of any person that is an Affiliate of the Manager and (ii) are not employed by, or receiving any compensation (except for serving as a director) from, the Company.

    SECTION 2. General Duties of the Manager. Subject to the supervision and control of the Board of Directors, the Manager shall provide services to the Company, and to the extent directed by the Board of Directors, shall provide similar services to any Affiliated Issuer or subsidiary of the Company as follows:

     (a) serve as the Company's consultant with respect to formulation of criteria regarding the assets to be acquired and held by the Company, and recommend policy guidelines to the Board of Directors;

     (b) issue commitments on behalf of the Company to purchase Mortgage Instruments and Residual Interests;

     (c) represent the Company in connection with the purchase and accumulation of Mortgage Assets;

     (d) furnish reports and statistical and economic research to the Company regarding the Company's assets and activities and the services performed for the Company by the Manager;

     (e) monitor and provide to the Board of Directors on an ongoing basis price information and other data obtained from certain nationally recognized dealers that maintain markets in Mortgage Instruments identified by the Board of Directors from time to time, and provide data and advice to the Board of Directors in connection with the identification of such dealers;

     (f) provide the executive and administrative personnel, office space and services required in rendering services to the Company;

     (g) administer or supervise the administration of the day-to-day operations of the Company and perform or supervise the performance of such other administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including the collection of revenues and the payment of the Company's debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

     (h) communicate or super-vise communications on behalf of the Company with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with such holders;

     (i) to the extent not otherwise subject to an agreement executed by the Company, designate a servicer for those Mortgage Loans sold to the Company by originators that have elected not to service such loans and arrange for the monitoring and administering of such servicer;

     (j) counsel the Company in connection with policy decisions to be made by the Board of Directors;

     (k) engage in hedging activities on behalf of the Company consistent with the Company's status as a real estate investment trust;

     (1)  invest or reinvest any money of the Company;

     (m) provide to the Company itself or through another appropriate party all services in connection with the issuance of each Series of Structured Securities issued by the Company or any Affiliated Issuer including:

          (i) serving as consultant with respect to the structuring of each such Series of Structured Securities;

          (ii) negotiating the rating requirements with rating agencies with respect to the rating of each such Series of Structured
     Securities;

          (iii) accumulating and reviewing all Mortgage Instruments which may secure or constitute the mortgage pool for each such Series of Structured Securities;

          (iv) negotiating all agreements and credit enhancements with respect to each such Series of Structured Securities;

          (v) issuing commitments on behalf of the Company to purchase Mortgage Instruments to be used to secure or constitute the mortgage pool for each such Series of Structured Securities; and

          (vi) organizing and administering all activities in connection with the closing of each such Series of Structured Securities including all negotiations and agreements with underwriters, trustees, servicers, master servicers and other parties;

     (n) provide to the Company itself or through another appropriate party all services in connection with the administration of each Series of Structured Securities issued by the Company or any Affiliated Issuer including:

          (i) communicating on behalf of the Company with the holders of each such Series of Structured Securities as required to satisfy the reporting and tax informational requirements of any governmental bodies or agencies with respect to holders of each such Series of Structured Securities and as required to satisfy the provisions of any indenture, pooling and servicing agreement or other agreement with respect to each such Series of Structured Securities;

          (ii) determining the amount of and making all payments with respect to each such Series of Structured Securities and, if requested by the Company, directing investments in accordance with the terms of any indenture, pooling and servicing agreement or other agreement relating to each such Series of Structured Securities;

          (iii) furnishing all reports and statistical information required with respect to the administration of each such Series of Structured Securities;

          (iv) working with the Company and with accountants, counsel, trustees, servicers, master servicers and other parties with respect to the administration of each such Series of Structured Securities;

          (v) distributing all excess or residual payments with respect to each such Series of Structured Securities as directed by the Company or any indenture, pooling and servicing agreement or other agreement with respect to each such Series of Structured Securities;

          (vi) monitoring and providing on an on-going basis information with respect to each such Series of Structured Securities as is required by the Company; and

          (vii) advising the Company with respect to the administration of each such Series of Structured Securities;

     (o) pool Mortgage Loans purchased by the Company in accordance with the requirements of FHLMC, FNMA or GNMA, as appropriate, and seek to have Mortgage Certificates issued which are supported by Mortgage Loans, bear all responsibilities to FHLMC, FNMA or GNMA with respect to such Mortgage Loans and Mortgage Certificates, and service such Mortgage Loans after the issuance of the Mortgage Certificates in accordance with the requirements of FHLMC, FNMA or GNMA;

     (p) monitor and administer the servicing of the Company's Mortgage Loans, other than Mortgage Loans pooled to back Mortgage Certificates or pledged to secure Structured Securities, including serving as the Company's consultant with respect to the servicing of loans; collecting information and submission of reports pertaining to the Mortgage Loans and to moneys remitted to the Manager or the Company by servicers; periodically reviewing and evaluating the performance of each servicer to determine its compliance with the terms and conditions of the servicing agreement and, if deemed appropriate, recommending to the Company the termination of such servicing agreement; acting as a liaison between servicers and the Company and working with servicers to the extent necessary to improve their servicing performance; reviewing recommendations as to fire losses, easement problems and condemnation, delinquency and foreclosure procedures with regard to the Mortgage Loans; reviewing servicers, delinquency, foreclosing and other reports on Mortgage Loans; supervising claims filed under any mortgage insurance policies; and enforcing the obligation of any servicer to repurchase Mortgage Loans from the Company;

     (q) manage or supervise the management of multi-family properties and other real estate directly or indirectly beneficially owned or controlled by the Company, and provide to the Board of Directors whenever it considers the continuation of this Agreement a survey of competitive multi-family property management fee arrangements; and

     (r) perform or supervise the performance of such other services as may be required from time to time for management and other activities relating to the assets of the Company as the Manager or the Board of Directors shall deem appropriate under the particular circumstances.

     SECTION 3. Additional Activities of Manager. Nothing herein shall prevent or restrict the Manager or any of its Affiliates from engaging in any business or rendering services of any kind to any other person or entity, including the purchase of, or rendering advice to others purchasing, assets or Mortgage Assets which meet the Company's policies and criteria, except that the Manager and its Affiliates are prohibited from providing, directly or indirectly, any such services to any residential mortgage real estate investment trust other than the Company and its subsidiaries, unless the provision of such services is approved by a majority of the Unaffiliated Directors. Directors, partners, officers, employees and agents of the Manager or Affiliates of the Manager may serve as directors, partners, officers, employees, agents, nominees or signatories for the Company or any subsidiary of the Company. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

     SECTION 4. Records; Confidentiality. The Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any subsidiary of the Company at any time during normal business hours. The Manager shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to nonaffiliated third parties except with the prior written consent of the Board of Directors.

    SECTION 5. Obligations of Manager. The Manager shall require each seller or transferor of Mortgage Instruments to the Company to make such representations and warranties regarding such mortgage Instruments as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Company's investments.

     SECTION 6. Compensation.

     (a) Base Fee. The Company shall pay to the Manager, for services rendered under this Agreement, a base management fee in an amount equal to 0.65% per annum of the Average Invested Assets of the Company during each calendar year. An amount equal to 0.1625% of the Average Invested Assets for each calendar quarter (or in the case of a partial calendar quarter a pro rata amount based on the number of days elapsed during such quarter), shall be paid to the Manager within 60 days after the end of such quarter as payment on account of the base management fee, subject to adjustment under Section 6(c) of this Agreement.

     (b) Incentive Compensation. The Company shall pay the Manager as incentive compensation for any calendar year an amount equal to 10% of the amount by which the Total Return for the year exceeds 0.12 (12%). Such amount shall be paid to the manager within fifteen days after the audited financial statements of the Company for the year have been completed.

     (c) Adjustment and Payment. The Manager shall compute the estimated compensation payable under Section 6(a) hereof within 45 days after the end of each calendar quarter. A copy of such computations shall be thereafter promptly submitted to each member of the Board of Directors, whereupon such compensation shall be due and payable. The aggregate amount of the Manager's compensation payable under Section 6(a) hereof for each calendar year shall be determined within fifteen days after the audited financial statements of the Company for the year have been completed, and any excess owed to, or shortfall owed by, the Manager as a result of the payments on account with respect to such compensation shall be promptly remitted by, or paid to, the Company.

     SECTION 7. Expenses of the Manager.

     (a) Without regard to the compensation received hereunder by the Manager, the Manager shall bear the following expenses, except to the extent that such expenses are obligations of the Company pursuant to
Section 8 of this Agreement:

          (i) Employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes, and the cost of employee benefit plans;

          (ii) Travel and other expenses of directors, officers and employees of the Manager, except expenses of such persons who are directors, officers or employees of the Company or any subsidiary of the Company incurred in connection with attending meetings, conferences or conventions that relate solely to the business affairs of the Company or any subsidiary of the Company;

          (iii) Rent, telephone, utilities, office furniture, equipment and machinery (including computers) incurred in connection with the performance of the Manager's obligations hereunder;

          (iv) Any cost of computer services incurred in connection with the performance of the Manager's obligations hereunder.

          (v) All expenses connected with communications to holders of each Series of Structured Securities issued by or on behalf of the Company or any subsidiary of the Company and with governmental agencies and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and reports to third parties required under any indenture or other agreement to which the Company or any subsidiary of the Company is a party;

          (vi) If the Manager or an Affiliate acts as bond administrator for a Series of Structured Securities, all expenses relating to the performance of the services set forth in Sections 2(m) and 2(n) of this Agreement for such Series of Structured Securities; and

          (vii) Miscellaneous administrative expenses incurred in supervising and monitoring the Company's investments or any subsidiary's investments or relating to performance by the Manager of its functions hereunder.

     (b) Notwithstanding any other provisions of this Agreement, the Company shall reimburse the Manager for its costs in providing off-site operating, management and supervisory services with respect to the properties referred to in Section 2(q) of this Agreement, whether such services are provided by the Manager or on its behalf, but such reimbursement shall not exceed 5% of gross rents received from such properties by the Company in the aggregate.

    SECTION 8. Expenses of the Company. The Company or any subsidiary of the Company shall pay all of its expenses, except those that are the responsibility of the Manager pursuant to Section 7 of this Agreement, and without limiting the generality of the foregoing, the following expenses of the Company or any subsidiary of the Company shall be paid by the Company or such subsidiary and shall not be paid by the Manager:

     (a) Expenses related to raising capital, including the cost of borrowed money, interest payments, discounts, loan and commitment fees, points and any other related charges;

     (b) All license fees and all taxes applicable to the Company or any subsidiary of the Company, including interest and penalties thereon;

     (c) Legal, audit, accounting, underwriting, brokerage, listing, rating agency, registration and other fees, printing, engraving and other expenses and taxes incurred in connection with the issuance, sale, distribution, transfer, registration and stock exchange listing of the securities of the Company or-of any subsidiary of the Company;

     (d) Fees and expenses paid to employees, agents, advisers and independent contractors, consultants, managers, and other agents (other than the Manager) employed directly by the Company or any subsidiary of the Company or by the Manager at the request of the Company or such subsidiary for the account of the Company or the subsidiary;

     (e) Expenses connected with the acquisition, disposition, operation, maintenance, management and ownership of the assets of the Company or any subsidiary of the Company, including, without limitation, commitment, appraisal, guaranty and hedging fees, brokerage and acquisition fees and commissions, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property, maintenance and protection of the lien of mortgages, property management fees, loan origination fees, servicing and master servicing fees, legal fees, premiums for insurance on property owned by the Company or any subsidiary of the Company and insurance and abstract expenses; provided, that with regard to brokerage fees, unless approved by a majority of the Unaffiliated Directors, neither the Manager nor any of its Affiliates shall charge a brokerage commission or similar fee to the Company or any subsidiary of the Company in connection with the acquisition, disposition or ownership of the assets of the Company or the subsidiary;

     (f) Expenses of organizing, reorganizing or dissolving the Company or any subsidiary of the Company;

     (g) All insurance costs not included in paragraph (e) hereof and incurred by the Company or any subsidiary of the Company, including without limitation, the cost of officer and director liability insurance;

     (h) Expenses connected with payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to holders of the securities of the Company or any subsidiary of the Company;

     (i) All fees and expenses incurred in connection with the issuance of Structured Securities issued or caused to be issued by the Company, including trustee, accounting and auditing, consulting, legal, rating agency, registration, printing and engraving, tax advisory and tax preparation fees and expenses, underwriting discounts, issued discounts, master servicing fees, insurance premiums and costs of credit enhancements;

     (j) All expenses connected with communications to holders of equity securities or debt securities of the Company or any -subsidiary of the Company and with governmental agencies and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company's or any subsidiary's securities and reports to third parties required under any indenture to which the Company or any subsidiary of the Company is a party, except such expenses that are the responsibility of the Manager as set forth in Section 7 hereof;

     (k)  Fees and charges of any transfer agent or registrar;

     (1) Fees and expenses paid to directors of the Company or any subsidiary of the Company, except, in each case, directors who are Affiliates of the Manager;

     (m) Legal, accounting and auditing fees, and tax advisory and tax preparation fees, relating to the operations of the Company or any subsidiary;

     (n) Legal, accounting and auditing fees, tax advisory and tax preparation fees, consulting fees and expenses relating to the administration of Structured Securities issued or caused to be issued by the Company;

     (o) Any judgment rendered against the Company or any subsidiary of the Company, or against any director of the Company or any subsidiary of the Company in his capacity as such by any court or governmental agency;

     (p) Rent, telephone, utilities, office furniture, equipment and machinery (including computers) incurred in connection with the conduct of the Company's business.

     (q) If the Manager or an Affiliate does not act as bond administrator for a Series of Structured Securities issued by an Affiliated Issuer by or on behalf of the Company, all expenses relating to the performance of the services set forth in Sections 2(m) and 2(n) of this Agreement for such Series of Structured Securities;

     (r) Fees paid to the Manager with the approval of a majority of the Unaffiliated Directors for participation by the Company in programs operated by the Manager for the pricing and acquisition of Mortgage Loans;

     (s) Amounts payable by the Company to the Manager under Section 9 of this Agreement;

     (t) Expenses relating to accounting, bookkeeping and related administrative functions, including the employment expenses of any persons performing these functions who are employed by the Company, or by the Manager to the extent that such persons perform such services for the Company; and

     (u) Any cost of computer services incurred in connection with the conduct of the Company's business.

     (v) Other miscellaneous expenses of the Company or any subsidiary of the Company which are not expenses of the Manager under Section 7 of this Agreement.

     SECTION 9. Limits of Responsibility of the Manager.

     (a) The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager. The Manager, its partners, officers and employees will not be liable to the Company, any Affiliated Issuer, any subsidiary of the Company, the Unaffiliated Directors or the Company's or its subsidiary's stockholders for any acts or omissions by the Manager, its partners, officers or employees under or in connection with this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. The Company or any subsidiary shall reimburse, indemnify and hold harmless the Manager, its partners, officers and employees of and from any and all losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including expenses and reasonable attorneys' fees incurred in the defense thereof) in respect of or arising from any acts or omissions of the Manager, its partners, officers and employees in the performance of the Manager's duties in accordance with this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its or their duties.

     (b) The Manager shall reimburse, indemnify and hold harmless the Company or any of their stockholders, directors, officers and employees from any and all losses, damages, liabilities, demands, charges and claims (including expenses and reasonable attorneys, fees incurred in the defense thereof) arising out of any acts or omissions by the Manager, its partners, officers or employees under or in connection with this Agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties.

     SECTION 10. No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

    SECTION 11. Term; Termination. This Agreement shall take effect on the date first above written and shall supersede the Management Agreement between the Company and the Manager dated as of October 31, 1992 (the "1992 Management Agreement"), except that Section 6 of the 1992 Management Agreement (and the provisions in the 1992 Management Agreement referred to in Section 6 thereof) shall remain in effect through September 30, 1995, and Section 6 of this Agreement shall take effect on October 1, 1995. It shall continue in force until June 30, 1996, and for successive annual periods thereafter, provided that each annual continuance is consented to by the Manager and by the affirmative vote of a majority of the Board of Directors, including a majority of the Unaffiliated Directors. If this Agreement terminates pursuant to this Section 11, such termination shall be without any further liability or obligation of either party to the other, except as provided in Section 13 of this Agreement.

     SECTION 12.  Assignments.

     (a) Except as set forth in Section 12(b) of this Agreement, this Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company with the consent of a majority of the Unaffiliated Directors. Any such assignment shall bind the assignee hereunder in the same manner as the Manager is bound. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to a REIT or other organization which is a successor (by merger, consolidation or purchase of assets) to the Company, in which case such successor organization shall be bound hereunder and by the terms of such assignment in the same manner as the Company is bound hereunder.

     (b) Notwithstanding any provision of this Agreement, the Manager may subcontract and assign any or all of its responsibilities under Sections 2(m), 2(n) and 2(q) of this Agreement to any of its Affiliates, and the Company hereby consents to any such assignment and subcontracting.

     SECTION 13.  Action Upon Termination.

     (a) From and after the effective date of termination of this Agreement, pursuant to Sections 11 or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination. Upon such termination, the Manager shall forthwith:

          (i) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or any subsidiary of the Company all money collected and held for the account of the Company or any subsidiary of the Company pursuant to this Agreement;

          (ii) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any subsidiary of the Company; and

          (iii) deliver to the Board of Directors all property and documents of the Company or any subsidiary of the Company then in the custody of the Manager.

     (b) Notwithstanding any other provisions of this Agreement, if this Agreement is terminated by the Company, including the failure of the Company to consent to an annual continuance under Section 11 on terms at least as favorable to the Manager as this Agreement, and such termination occurs within three years after a Change in Control (as hereinafter defined), the Company shall pay to the Manager, in addition to the amounts referred to in Section 13(a)(i) hereof, the following amounts for each fiscal quarter (or portion thereof) during the period beginning with the date of termination (the "Termination Date") and ending on the last day of the twelfth (12th) full fiscal quarter after the Termination Date:

          (i) The compensation that would be payable by the Company to the Manager pursuant to Section 6(a) of this Agreement for such quarter if the Average Invested Assets of the Company were computed without taking into account any investments made by the Company subsequent to the Termination Date; and

          (ii) the amount that would be payable by the Company to the Manager pursuant to Section 6(b) of this Agreement for such quarter if the total shareholders' equity were computed without taking into account any investments made by the Company subsequent to the Termination Date.

All amounts payable to the Manager pursuant to this Section 13(b) shall be paid on a quarterly basis on or before the date on which the Manager would be paid pursuant to Section 6(c) of this Agreement. The Company shall, on or before the Termination Date, (a) deposit with an escrow agent reasonably acceptable to the Manager an amount equal to three times the compensation received by the Manager from the Company during the twelve months preceding the Termination Date and shall instruct the escrow agent to pay such amount, less any amounts previously paid to the Manager under this Section 13(b), to the Manager in the event the Company fails to make any required payment under this Section 13(b); or (b) take such other action as shall be approved by the Manager, which approval shall not be unreasonably withheld, to assure the Manager that the Company will fulfill its obligations under this Section 13(b). The Company shall allow the Manager reasonable access to the books and records of the Company for purposes of computing the compensation to be paid pursuant to this Section 13(b).

     (c)  A "Change in Control" shall be deemed to have occurred if:

          (i) Any Person, or a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than (1) the Company and/or its wholly-owned subsidiaries, (2) any ESOP or other employee benefit plan of the Company, and any trustee or other fiduciary in such capacity holding securities under such plan, or (3) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty (20) percent or more of the combined voting power of the Company's then outstanding securities, or such lesser percentage of voting power as a majority of the Board of Directors, including a majority of the Unaffiliated Directors, shall determine;

          (ii) Continuing Directors (as hereafter defined) shall at any time cease to constitute a majority of the Company's Board of Directors. "Continuing Directors" means those directors holding office on the date first above written and those directors who were recommended to succeed Continuing Directors by a majority of Continuing Directors; or

          (iii) The Company's shareholders or its Board of Directors shall approve (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's voting common shares (the "Common Shares") would be converted into cash, securities and/or other property, other than a merger of the Company in which holders of Common Shares immediately prior to the merger have the same proportionate ownership of common shares of the surviving corporation immediately after the merger as they had in the Common Shares immediately before, (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company, or (3) the liquidation or dissolution of the Company.

    Whether a Change in Control has occurred shall be determined by a majority of the Unaffiliated Directors who were in office on the day preceding the date of the event or events under consideration.

    SECTION 14. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any subsidiary of the Company held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such subsidiary, and the Manager's records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company or any subsidiary of the Company any money or other property then held by the Manager for the account of the Company or any subsidiary of the Company under this Agreement, the Manager shall forthwith release such money or other property to the Company or such subsidiary. The Manager shall not be liable to the Company, any subsidiary of the Company, the Unaffiliated Directors, or the Company's or its subsidiary's stockholders for any acts performed or omissions to act by the Company or any subsidiary of the Company in connection with the money or other property released to the Company or any subsidiary of the Company in accordance with this Section. The Company and any subsidiary of the Company shall indemnify the Manager, its partners, officers and employees against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager's release of such money or other property to the Company or any subsidiary of the Company in accordance with the terms of this Section 14 of this Agreement, except insofar as such expenses, losses, damages, liabilities, demands, charges and claims arise out of acts of the Manager, its partners, officers and employees constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 9 of this Agreement.

      SECTION 15.  Representations and Warranties.

      (a) The Company hereby represents and warrants to the Manager as follows:

          (i) The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland, has the corporate power to own its assets and to transact the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole. The Company does not do business under any fictitious business name.

          (ii) The Company has the corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivery by a duly authorized officer of the Company; and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the governing instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

      (b) The Manager hereby represents and warrants to the Company as follows:

          (i) The Manager is duly formed, validly existing and in good standing under the laws of the State of California, has the power to own its assets and to transact the business in which it is now engaged and is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole. The Manager does not do business under any fictitious business name.

          (ii) The Manager has the power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary partnership action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, partners and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This agreement has been, and each instrument or document required hereunder will be, executed and delivery by a duly authorized agent of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.

          (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder, will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the partnership agreement of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager and its subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

     SECTION 16. Notices. Unless expressly provided otherwise herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing.

     SECTION 17. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.

     SECTION 18. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     SECTION 19. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Maryland, notwithstanding any Maryland or other conflict-of-law provisions to the contrary.

     SECTION 20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                TIS MORTGAGE INVESTMENT COMPANY

                                By: ____________________________________
                                       Chairman of the Board

                                TIS FINANCIAL SERVICES, INC.

                                By: ____________________________________
                                       President & CEO